Exhibit 99.1

Aduro Biotech Stockholders Approve Merger Agreement with Chinook Therapeutics

One-for-Five Reverse Stock Split to be Effective October 2, 2020

BERKELEY, CA, October 1, 2020 – Aduro Biotech, Inc. (NASDAQ: ADURO), a clinical-stage biopharmaceutical company focused on developing therapies targeting the Stimulator of Interferon Genes (STING) and A Proliferation Inducing Ligand (APRIL) pathways for the treatment of cancer, autoimmune and inflammatory diseases, today announced the results for the three proposals considered and voted upon by its stockholders at its Special Meeting on October 1, 2020. The Company reported that the various proposals giving effect to the merger agreement between Aduro and Chinook Therapeutics were approved by approximately 55,168,606 of the outstanding shares of Aduro. All proposals were approved by the Aduro stockholders. A Form 8-K disclosing the full voting results will be filed with the Securities and Exchange Commission on October 1, 2020.

Following stockholder approval, the Company announced a one-for-five reverse stock split. The Company’s common stock will begin trading on a split-adjusted basis on The Nasdaq Global Select Market effective with the open of the market on Friday, October 2, 2020.

The closing of the merger is anticipated to take place on or around October 5, 2020. Following closing of the merger, the combined company will be renamed Chinook Therapeutics and trade under the trading symbol “KDNY.”

About Aduro Biotech

Aduro Biotech, Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies that are designed to harness the body’s natural immune system for the treatment of patients with challenging diseases. Aduro’s product candidates in the Stimulator of Interferon Genes (STING) and A Proliferation Inducing Ligand (APRIL) pathways are being investigated in cancer, autoimmune and inflammatory diseases. ADU-S100 (MIW815), which potentially activates the intracellular STING receptor for a potent tumor-specific immune response, is being evaluated in combination with KEYTRUDA® (pembrolizumab), an approved anti-PD-1 monoclonal antibody, as a potential first-line treatment for patients with recurrent or metastatic squamous cell carcinoma of the head and neck (SCCHN). BION-1301, an investigational humanized IgG4 monoclonal antibody that blocks APRIL binding to both the BCMA and TACI receptors, is being evaluated in IgA nephropathy. Aduro is collaborating with a number of leading global pharmaceutical companies to help expand and drive its product pipeline. For more information, please visit www.aduro.com.

About Chinook Therapeutics

Chinook Therapeutics, Inc. is a clinical-stage biotechnology company developing precision medicines for kidney diseases. The company’s products are focused on rare, severe chronic kidney disorders with opportunities for well-defined and streamlined clinical pathways. Chinook’s lead program is atrasentan, an investigational phase 3-ready endothelin receptor antagonist in development for the treatment of IgA nephropathy and other primary glomerular diseases. Through the proposed Aduro merger, Chinook will also add BION- 1301, an investigational anti-APRIL monoclonal antibody in a phase 1b trial for IgA nephropathy, to its pipeline. In addition, Chinook is advancing CHK-336, a preclinical development candidate for an undisclosed ultra orphan kidney disease, as well as research programs for other rare, severe chronic kidney diseases, including polycystic kidney disease. Chinook seeks to build its pipeline by leveraging insights in kidney single cell RNA sequencing, human-derived organoids and new translational models, to discover and develop therapeutics with novel mechanisms of action against key kidney disease pathways. Chinook is backed by leading healthcare investors, Versant Ventures, Apple Tree Partners, and Samsara BioCapital, and is based in Vancouver, British Columbia and Seattle, Washington. For more information visit www.chinooktx.com.

Non-solicitation

This document will not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “will,” “continue,” “anticipate,” “intend,” “could,” “project,” “expect” or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, the risk that the proposed merger with Chinook may not be completed in a timely manner or at all, which may adversely affect Aduro’s business and the price of the common stock of Aduro; the failure of either party to satisfy any of the conditions to the consummation of the proposed merger; uncertainties as to the timing of the consummation of the proposed merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effect of the announcement or pendency of the proposed merger on Aduro’s business relationships, operating results and business generally; risks that the proposed merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed merger; risks related to diverting management’s attention from Aduro’s ongoing business operations; the outcome of any legal proceedings that may be instituted against Aduro related to the merger agreement or the proposed transaction; unexpected costs, charges or expenses resulting from the proposed transaction; our history of net operating losses and uncertainty regarding our ability to achieve profitability, our ability to develop and commercialize our product candidates, our ability to use and expand our technology platforms to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, our reliance on third parties, and our ability to obtain and adequately protect intellectual property rights for our product candidates; and the effects of COVID-19 on our clinical programs and business operations. We discuss many of these risks in greater detail under the heading “Risk Factors” contained in our quarterly report on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 3, 2020, and our other filings with the SEC. Any forward-looking statements that we make in this communication speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Aduro Contact:

investors@aduro.com

press@aduro.com

Chinook Contact:

Noopur Liffick

VP, Investor Relations & Corporate Communications

Chinook Therapeutics

investors@chinooktx.com

media@chinooktx.com